Exhibit 3.5

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS GP, L.P.

a Delaware limited partnership

April 17, 2007

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS GP, L.P.

ii

iii

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS GP, L.P.

This Third Amended and Restated Agreement of Limited Partnership (this “Agreement”) of Energy Transfer Partners GP, L.P. (the “Partnership”), dated as of April 17, 2007 (the “Effective Date”), is entered into by and among Energy Transfer Partners, L.L.C., a Delaware limited liability company, as the General Partner and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), as the Limited Partner.

RECITALS

1. The General Partner and AGL Propane, Inc., a Georgia corporation, Peoples Gas Company, a Florida corporation, Piedmont Propane Company, a North Carolina corporation, and United Cities Propane Gas, Inc., a Tennessee corporation (the “Organizational Partners”), formed the Partnership pursuant to the Agreement of Limited Partnership of U.S. Propane, L.P. (the “Original Agreement”) dated as of March 3, 2000 (the “Formation Date”) and a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on such date (the “Delaware Certificate”).

2. Effective as of August 10, 2000, the Original Agreement was amended and restated in its entirety (the “First Amended Partnership Agreement”) to reflect contributions of the Initial Limited Partners (as defined in the Amended Partnership Agreement) to the Partnership and certain other matters, all as provided therein.

3. Effective as of January 20, 2004, ETE acquired all of the interests in the Partnership and the General Partner from the Initial Limited Partners for $30.0 million (the “General Partner Transaction”).

4. Effective as of February 8, 2006, the First Amended Partnership Agreement was amended and restated in its entirety by the Second Amended and Restated Agreement of Limited Partnership (the “Second Amended Partnership Agreement”), and effective as of February 8, 2006, the Partnership issued Class B Limited Partner interests to Energy Transfer Investments, L.P., a Delaware limited partnership (“ETI”).

5. Effective as of November 1, 2006, ETI contributed all of its Class B Limited Partner Interests to ETE.

6. The Partnership desires to amend and restate the Second Amended Partnership Agreement.

The Partners hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (and grammatical variations of such terms have correlative meanings):

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Tax Year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set forth by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Tax Year, are reasonably expected to be allocated to such Partner in subsequent Tax Years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Tax Year, are reasonably expected to be made to such Partner in subsequent Tax Years in accordance with the terms of this Agreement, or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the Tax Year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.2(d)(i) or 5.2(d)(ii)). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.1(d) or Section 5.1(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means an allocation of an item of income, gain, deduction or loss pursuant to Section 5.2(a), (b) or (c).

“Agreed Value” means with respect to any Contributed Property, the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property.

“Agreement” is defined in the introductory paragraph.

“Applicable Law” means any Law to which a specified Person or property is subject.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property shall be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.1 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.1. The “Capital Account” of a Partner in respect of a General Partner Interest, Class A Limited Partner Interest, Class B Limited Partner Interest or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Class A Limited Partner Interest, Class B Limited Partner Interest or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Class A Limited Partner Interest, Class B Limited Partner Interest or other Partnership Interest was first issued.

“Capital Contribution” means, with respect to any Partner, the amount of cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization, and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership Assets, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.1(d) and 5.1(e) and to reflect changes, additions, or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as approved by the General Partner.

“Certificate” means a certificate (i) substantially in the form of Exhibit B to this Agreement with respect to the Class A Limited Partner Interest, (ii) substantially in the form of Exhibit C to this Agreement with respect to the Class B Limited Partner Interest or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, settlements, obligations, costs, expenses, liabilities (joint or several) and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies and duties or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative.

“Class A Limited Partner Interest” means a Partner Interest representing a fractional part of the Partner Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Limited Partner Interest in this Agreement.

“Class A Limited Partners” shall mean the holders of Class A Limited Partner Interest that have been admitted as Limited Partners of the Company.

“Class B Limited Partner Interest” means a Partner Interest representing a fractional part of the Partner Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Limited Partner Interest in this Agreement.

“Class B Limited Partners” shall mean the holders of Class B Limited Partner Interest that have been admitted as Limited Partners of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to a corresponding provision of any successor law.

“Confidential Information” means all information and data relating to the Partnership or its Affiliates (other than a Partner), including proposed strategic business plans, financial information, business opportunities, pro forma information and employee matters.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.1(d) or 5.1(e), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.2(d)(x).

“Delaware Certificate” is defined in Recital 1.

“Dissolution Event” is defined in Section 8.1(a).

“Economic Risk of Loss” is defined in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the introductory paragraph.

“Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

“Fiscal Year” is defined in Section 7.1(c).

“Formation Date” is defined in Recital 1.

“General Partner” means Energy Transfer Partners, L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

“Governmental Authority” (or “Governmental”) means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“GP Available Cash” means, with respect to any quarter:

(a) the sum of (i) the GP Distribution Amount with respect to such quarter, (ii) the amount of any GP Reserve Quarterly Decrease with respect to such quarter and (iii) the amount of any interest or investment proceeds received by the Partnership with respect to such quarter attributable to the investment or deposit by the Partnership of the GP Distribution Amount or Reserves into an investment account or interest bearing account, less

(b) the amount of (i) any GP Reserve Quarterly Increase with respect to such quarter and (ii) any expenses incurred by the Partnership (other than expenses incurred by the Partnership in its capacity as the general partner of the MLP for which the Partnership is entitled to be reimbursed under the MLP Partnership Agreement) with respect to such quarter multiplied by a fraction, the numerator of which is the GP Distribution Amount with respect to such quarter and the denominator of which is the sum of the GP Distribution Amount with respect to such quarter and the IDR Distribution Amount with respect to such quarter.

“GP Distribution Amount” means, with respect to any quarter, all distributions received by the Partnership from the MLP with respect to the MLP General Partner Interest. The GP Distribution Amount with respect to any quarter shall not include (a) distributions received by the Partnership from the MLP with respect to Incentive Distribution Rights and (b) the amount of any payments received by the Partnership from the MLP as reimbursement of expenses incurred by the Partnership in its capacity as the general partner of the MLP.

“GP Reserve Quarterly Decrease” means, with respect to any quarter, any decrease in total Reserves with respect to such quarter.

“GP Reserve Quarterly Increase” means, with respect to any quarter, any increase in total Reserves with respect to such quarter.

“Group Member” means a member of the Partnership Group.

“IDR Available Cash” means, with respect to any quarter:

(a) the sum of (i) the IDR Distribution Amount with respect to such quarter and (ii) the amount of any interest or investment proceeds received by the Partnership with respect to such quarter attributable to the investment or deposit by the Partnership of the IDR Distribution Amount into an investment account or interest bearing account, less

(b) the amount of any expenses incurred by the Partnership (other than expenses incurred by the Partnership in its capacity as the general partner of the MLP for which the Partnership is entitled to be reimbursed under the MLP Partnership Agreement) with respect to such quarter multiplied by a fraction, the numerator of which is the IDR Distribution Amount with respect to such quarter and the denominator of which is the sum of the IDR Distribution Amount with respect to such quarter and the GP Distribution Amount with respect to such quarter.

“IDR Distribution Amount” with respect to any quarter, all distributions received by the Partnership from the MLP with respect to the Incentive Distribution Right. The IDR Distribution Amount with respect to any quarter shall not include the amount of any payments received by the Partnership from the MLP as reimbursement of expenses incurred by the Partnership in its capacity as the general partner of the MLP.

“Incentive Distribution Right” has the meaning set forth in the MLP Partnership Agreement.

“including” means including, without limitation.

“Indemnitee” means (a) the General Partner, (b) any Person who is or was an Affiliate of the General Partner, (c) any Person who is or was a member, partner, officer, director, fiduciary or trustee of the General Partner or any Affiliate of the General Partner, (d) any Person who is or was serving at the request of the General Partner or any Affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, including a Class A Limited Partner Interest and a Class B Limited Partner Interest, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Limited Partners” means, unless the context otherwise requires, each Initial Limited Partner, each Class A Limited Partner and each Class B Limited Partner, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Liquidation Date” means the date on which a Dissolution Event arises pursuant to Section 8.1.

“Liquidator” is defined in Section 8.2(a).

“LLC Agreement” means the limited liability company agreement of the General Partner.

“Merger” means the merger of the Partnership with or into any other Person that involves a Change of Control of the Partnership.

“MLP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“MLP General Partner Interest” means the ownership interest, if any, of the Partnership in the MLP (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the Partnership is entitled as provided in this Agreement, together with all obligations of the Partnership to comply with the terms and provisions of this Agreement.

“MLP Partnership Agreement” means the amended and restated agreement of limited partnership of the MLP, as amended to date.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed as set forth on Exhibit A, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.1(e)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any Tax Year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such Tax Year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such Tax Year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.1(b) and shall not include any items specially allocated under Section 5.2(d).

“Net Loss” means, for any Tax Year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such Tax Year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such Tax Year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.1(b) and shall not include any items specially allocated under Section 5.2(d).

“Net Termination Gain” means the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership for the Tax Year that includes the Liquidation Date and all Tax Years thereafter. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.1(b) and shall not include any items of income, gain or loss specially allocated under Section 5.2(d).

“Net Termination Loss” means the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership for the Tax Year that includes the Liquidation Date and all Tax Years thereafter. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.1(b) and shall not include any items of income, gain or loss specially allocated under Section 5.2(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.3(b)(i)(A), 5.3(b)(ii)(A) and 5.3(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” is defined in Treasury Regulation Section 1.752-1(a)(2).

“Opinion of Counsel” means a written opinion of counsel (which may be regular counsel to the Partnership or the General Partner or any of their Affiliates) acceptable to the General Partner in its reasonable discretion.

“Organizational Partners” is defined in the recitals.

“Original Agreement” is defined in Recital 1.

“Partner” means either the General Partner or any Limited Partner, or any Person hereafter admitted to the Partnership as a general or limited partner as provided in this Agreement, but such term does not include any Person who has ceased to be a general or limited partner in the Partnership.

“Partner Interest” means the ownership interest of a Partner in the Partnership, and includes any and all benefits to which such Partner is entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

“Partner Nonrecourse Debt” is defined in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” is defined in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to Partner Nonrecourse Debt.

“Partnership” is defined in the introductory paragraph.

“Partnership Assets” means the assets and properties of the Partnership and its Subsidiaries of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located.

“Partnership Group” means the Partnership and any Subsidiary of the Partnership, treated as a single consolidated entity.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Class A Limited Partner Interests and Class B Limited Partner Interests.

“Person” means the meaning assigned to that term in Section 17-101(13) of the Act and also includes a Governmental Authority and any other entity.

“Pro Rata” means (a) when modifying Class A Limited Partners, apportioned among all Class A Limited Partners in accordance with their relative Sharing Ratio with respect to Class A Limited Partner Interest and (b) when modifying Class B Limited Partners, apportioned among all Class B Limited Partners in accordance with their relative Sharing Ratio with respect to Class A Limited Partner Interest.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Holder” means a Person in whose name a Limited Partner Interest is registered on the books of the Partnership as of the opening of business on a particular Business Day.

“Required Allocation” means any allocation (or limitation imposed on an allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.2(d)(i), (ii), (iii), (vii) and (ix).

“Reserves” means the amount of reserves determined by the Board to provide for the future conduct of the business of the Partnership, including to provide for any future capital contributions to, or other investments in, the MLP. In determining the amount of reserves, the Board shall exclude the amount of any anticipated expenses of the Partnership in its capacity as the general partner of the MLP for which the Partnership is entitled to be reimbursed pursuant to the MLP Partnership Agreement.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange, or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.3(b)(i)(A) or 5.3(b)(ii)(A) to eliminate Book-Tax Disparities.

“Sharing Ratio” means the percentage specified for a Partner as its Sharing Ratio on Exhibit A (subject to any adjustments or amendments in accordance with this Agreement, in connection with a Transfer or purchase of a Partner Interest or in connection with any issuance of Partner Interests).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Year” means the taxable year of the Partnership for federal income tax purposes.

“Term” is defined in Section 2.6.

“Transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unrealized Gain” attributable to any item of Partnership Assets means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.1(d) or 5.1(e)), over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.1(d) or 5.1(e) as of such date).

“Unrealized Loss” attributable to any item of Partnership Assets means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.1(d) or 5.1(e) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.1(d) or 5.1(e)).

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America on the applicable date.

Other terms defined herein have the meanings so given them.

Section 1.2 Construction.

Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term “include” or “includes” means “includes, without limitation,” and “including” means “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits refer to the Exhibits attached to this Agreement, which are made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (f) references to money refer to legal currency of the United States of America.

ARTICLE II

ORGANIZATION

Section 2.1 Formation; Continuation; Amendment and Restatement. The Partnership was formed as a Delaware limited partnership by the filing of the Delaware Certificate, as of the Formation Date. The Partners ratify the organization and formation of the Partnership and continue the Partnership, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Amended Partnership Agreement, which shall have no further force or effect. The rights and liabilities of the Partners shall be as provided in the Act, except as may be expressly provided otherwise in this Agreement. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “Energy Transfer Partners GP, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify each other Partner of such change.

Section 2.3 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 2838 Woodside Street, Dallas, Texas 75204 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 2838 Woodside Street, Dallas, Texas 75204 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purposes. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than the State of Delaware, the General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

Section 2.6 Term. The period of existence of the Partnership (the “Term”) commenced on the Formation Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 8.3.

Section 2.7 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.8 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS AND GENERAL PARTNER; CERTIFICATES

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or in the Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Transfers of Limited Partner Interests.

(a) General Restriction. Any Transfer of a Limited Partner Interest must be in accordance with the terms and conditions of this Agreement, and any attempted Transfer of a Limited Partner Interest that is not made in accordance with this Agreement shall be null and void and shall have no effect.

(b) Admission of Limited Partner. An assignee of a Limited Partner Interest shall be admitted to the Partnership as a Limited Partner upon receipt by the General Partner of a counterpart signature page to this Agreement and other documents, in form and substance satisfactory to the General Partner in its sole discretion, as may be required to effect such admission and to evidence such assignee’s (i) acceptance of the terms and conditions of, (ii) authority to enter into, and (iii) agreement to the consents and waivers contained in, this Agreement.

Section 3.4 No Right of General Partner To Withdraw or Transfer General Partner Interest. Without the prior written consent of each Limited Partner, the General Partner shall not have the right to retire or withdraw from the Partnership as General Partner. Upon the occurrence of any event described in Section 17-402 of the Act with respect to the General Partner (other than a withdrawal of the General Partner following a permitted Transfer of the General Partner Interest pursuant to this Agreement), the General Partner shall be deemed to have withdrawn from the Partnership in violation of this Agreement. Without the prior written consent of each Limited Partner, the General Partner may not Transfer its General Partner Interest and any attempted Transfer of the General Partner Interest without such consent shall be null and void and shall have no effect.

Section 3.5 Certificates. Upon the Partnership’s issuance of Limited Partner Interests to any Person as of or after the date of this Agreement, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Limited Partner Interests being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner.

Section 3.6 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Partnership, the General Partner shall execute and deliver, on behalf of the Partnership, in exchange therefor, a new Certificate evidencing the same number and type of Limited Partner Interests as the Certificate so surrendered.

(b) The General Partner, on behalf of the Partnership, shall execute and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the Partnership within a reasonable time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 3.6, the Partnership may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

Section 3.7 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Limited Partner Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Limited Partner Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by Applicable Law.

Section 3.8 Registration of Limited Partner Interests.

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 3.8(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 3.8. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interest, and subject to the provisions of Section 3.8(b), the General Partner, on behalf of the Partnership, shall execute and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as were evidenced by the Certificate so surrendered.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 3.8, the Partnership may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 3.8. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Initial Contributions. Prior to the date hereof, the General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Initial Limited Partners made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and have been admitted as a Limited Partner of the Partnership.

Section 4.2 Continuation of General Partner and Limited Partner Interests; Contributions by the Partners.

(a) Effective as of the execution of this Agreement, the General Partner Interest of the General Partner shall be continued, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

(b) Effective as of the Effective Date, (i) the Limited Partner Interest of the Initial Limited Partners shall be converted into Class A Limited Partner Interests and Class B Limited Partner Interests specified for each Initial Limited Partner in Schedule A hereto, and such Limited Partner Interests shall be continued and (ii) the Partnership shall issue a 50% Class B Limited Partner Interest to ETI.

(c) Except as otherwise provided in the Act, no Partner is required to make any additional Capital Contributions to the Partnership other than as specified in Section 8.6.

Section 4.3 Limited Partner Interests. From and after the Effective Date, the Partners shall have the Limited Partner Interests set forth in Exhibit A.

Section 4.4 No Interest or Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 4.5 Creditors of the Partnership. No creditor of the Partnership will have or will acquire at any time any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor as a result of making a loan to the Partnership.

Section 4.6 Loans from Partners. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required by the Formation Agreement to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advances are made.

Section 4.7 Fully Paid and Non-Assessable Nature of Partner Interests. All Partner Interests issued to the Partners pursuant to, and in accordance with the requirements of, this Article 4 shall be fully paid and non-assessable Partner Interests, except as such non-assessability may be affected by Section 17-607 of the Act.

ARTICLE V

CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Capital Accounts.

(a) The Partnership shall establish and maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the cash amount or Net Agreed Value of all Capital Contributions made or deemed made to the Partnership by that Partner pursuant to this Agreement, and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.1(b) and allocated to that Partner pursuant to Section 5.2, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to that Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.1(b) and allocated to that Partner pursuant to Section 5.2.

(b) For purposes of computing the amount of any item of income, gain, loss, or deduction to be reflected in the Partners’ Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method or methods of depreciation, cost recovery, or amortization used for that purpose), provided that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain, or loss attributable to the taxable disposition of any Partnership Assets shall be determined as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.1(d) or 5.1(e) to the Carrying Value of any Partnership Assets subject to depreciation, cost recovery, or amortization, any further deductions for such depreciation, cost recovery, or amortization attributable to such property shall be determined as if the adjusted basis of such property was initially equal to the Carrying Value of such property immediately following such adjustment.

(c) An assignee of a Partner Interest, upon admission as a Partner, shall succeed to a pro rata portion of the Capital Account of the transferring Partner relating to the Partner Interest so transferred.

(d) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partner Interests for cash, services or Contributed Property other than pursuant to Section 4.1 or 4.2, the Capital Accounts of the Partners and the Carrying Value of all Partnership Assets immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership Assets, as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of such properties immediately prior to such contribution for an amount equal to its fair market value. Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the manner set forth in Section 5.2(c). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) immediately prior to the issuance of additional Partner Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt.

(e) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership Asset (other than a distribution of cash that is not in redemption or retirement of a Partner Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership Assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership Assets, as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of such properties immediately prior to such distribution for an amount equal to its fair market value. Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as set forth in Section 5.2(c). In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) immediately prior to a distribution shall be determined and allocated among the assets by the General Partner using such reasonable method of valuation as it may adopt.

Section 5.2 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.1(b)) shall be allocated among the Partners in each Tax Year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 5.2(d), Net Income for each Tax Year and all items of income, gain, loss and deduction taken into account in computing Net Income for such Tax Year shall be allocated among the Partners as follows:

(i) First, 100% to the General Partner, until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.2(a)(i) for the current Tax Year and all previous Tax Years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.2(b)(ii) for all previous Tax Years;

(ii) Second, 99.99% to the Class A Limited Partners, in proportion to their relative allocations of Net Losses, and .01% to the General Partner until the aggregate Net Income allocated to the Class A Limited Partners and the General Partner pursuant to this Section 5.2(a)(ii) for the current and all previous Tax Years is equal to the aggregate Net Losses allocated to the Class A Limited Partners and the General Partner pursuant to Section 5.2(b)(i) for all previous Tax Years; and

(iii) Third, 99.99% to the Class A Limited Partners, Pro Rata, and .01% to the General Partner.

(b) Net Losses. After giving effect to the special allocations set forth in Section 5.2(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated among the Partners as follows:

(i) First, 99.99% to the Class A Limited Partners, Pro Rata, and .01% to the General Partner; provided, however, that Net Losses shall not be allocated to a Class A Limited Partner pursuant to this Section 5.2(b)(i) to the extent that such allocation would cause a Class A Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such Tax Year (or increase any existing deficit balance in such Class A Limited Partner’s Adjusted Capital Account); and

(ii) Second, the balance, if any, 100 percent to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 5.2(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.2(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.2 and after all distributions of available cash provided under Section 5.4 have been made with respect to the taxable period ending on or before the Liquidation Date; provided, however, that solely for purposes of this Section 5.2(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 8.2.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.1(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

(B) Second, 99.99% to the Class B Limited Partners, Pro Rata, and .01% to the General Partner, until the aggregate Net Termination Gain allocated to the Class B Limited Partners pursuant to this Section 5.2(c)(i)(B) is equal to the IDR Distribution Amount; and

(C) Third, the balance, if any, 99.99% to the Class A Limited Partners, Pro Rata, and .01% to the General Partner.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to the General Partner and the Limited Partners in proportion to, and to the extent of, the positive balances in their respective Adjusted Capital Accounts; and

(B) Second, the balance, if any, 100 percent to the General Partner.

(d) Special Allocations. Notwithstanding the foregoing, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.2(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(d) with respect to such Tax Year (other than an allocation pursuant to Sections 5.2(d)(v) and 5.2(d)(vi)). This Section 5.2(d)(i) is intended to comply with the Partnership Minimum Gain Chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.2 (other than Section 5.2(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership Tax Year of the Partnership, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such Tax Year shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.2(d)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(d), other than Section 5.2(d)(i) and other than an allocation pursuant to Sections 5.2(d)(v) and 5.2(d)(vi), with respect to such taxable period. This Section 5.2(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocation. Items of Partnership gross income or gain for the taxable period, if any, shall be allocated 99.99% to the Class B Limited Partners, Pro Rata, and .01% to the General Partner until the aggregate amount of such items allocated pursuant to this Section 5.2(d)(iii) for the current taxable year and all previous taxable years is equal to the cumulative IDR Distribution Amount from the Effective Date to a date 45 days after the end of the current taxable year.

(iv) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Sharing Ratios. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100 percent to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Sharing Ratios.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be

taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Curative Allocation. Notwithstanding any other provision of this Section 5.2, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the allocations under Sections 5.2(a), (b) and (c), together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.2. Notwithstanding the preceding sentence, Required Allocations relating to (A) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (B) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.2(d)(x) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such Required Allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.2(d)(x) shall be deferred with respect to allocations pursuant to clauses (A) and (B) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(xi) Allocation of Deduction. The Partnership shall allocate an amount of deduction to each of the Limited Partners equal to the amount each Limited Partner contributed to the Partnership pursuant to Section 6.13(b) of the Formation Agreement for the Tax Year in which such contribution is made.

Section 5.3 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to Section 5.2.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such Contributed Property and its adjusted basis at the time of contribution; and

(B) Any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.2.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.1(d) or 5.1(e), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.3(b)(i)(A); and

(B) Any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.2.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership Asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.3, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) As between a transferor and transferee of any Partner Interest, each item of income, gain, loss, deduction or credit attributable to the transferred Partner Interest shall, for tax purposes, be allocated among the transferor and transferee as if the books of the Partnership were closed on the date of the transfer and (i) all items of income, gain, loss, deduction or credit attributable to the period ending on or before the date of the transfer shall be allocated to the transferor and (ii) all items of income, gain, loss, deduction or credit attributable to the period beginning on the day after the date of the transfer shall be allocated to the transferee.

Section 5.4 Distributions of Available Cash.

(a) Except as otherwise provided in this Section 5.4, distributions of GP Available Cash and IDR Available Cash shall be made to all Partners simultaneously in accordance with Section 5.4(b); provided, however, that any loans from Partners pursuant to Section 4.6 that are then due and payable shall be repaid prior to any distributions to Partners. Any distributions by the Partnership will be made only to Persons who, according to the books and records of the Partnership, were the holders of record of Limited Partner Interests on the date determined by the

Board as of which the holders of Limited Partner Interests are entitled to the distribution in question. The Partnership and the Partners shall be entitled to treat the record holder of any Limited Partner Interests as the beneficial owner thereof, and shall incur no liability for distributions of GP Available Cash, IDR Available Cash or other property made in good faith to such holder.

(b) Within 45 days following the end of each Quarter commencing with the Quarter determined by the Board, the Partnership shall distribute all of its GP Available Cash and IDR Available Cash in accordance with this Section 5.4(b). In each distribution, (i) GP Available Cash shall be distributed 99.99% to the Class A Limited Partners, Pro Rata, and .01% to the General Partner and (ii) IDR Available Cash shall be distributed 99.99% to the Class B Limited Partners, Pro Rata and .01% to the General Partner. The immediately preceding sentence shall not require any distribution of cash if and to the extent such distribution would be prohibited by Applicable Law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject.

(c) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 8.2.

(d) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

Section 5.5 Distributions in Kind. The Partnership may distribute to the Partners Partnership Assets in kind as approved by the General Partner. All distributions of Partnership Assets in kind prior to the winding up and liquidation of the Partnership shall be made consistent with the economic interest of the Partners in such Partnership Assets as determined by the General Partner.

Section 5.6 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a Partner to the extent that such distribution is not permitted under the Act. A Partner who receives a distribution that is not permitted under the terms of Section 17-607 of the Act shall have no liability under the Act or this Agreement to return the distribution unless the Partner knew that the distribution violated the terms of such Section.

ARTICLE VI

MANAGEMENT

Section 6.1 Management by General Partner. The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4.

Section 6.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.2, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.2(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

(c) The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.2, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.2(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.2 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) The provisions of the indemnification provided in this Section 6.2 are intended by the Partners to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such Person’s negligence, fault or other conduct, subject to limits under Applicable Law.

Section 6.3 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

Section 6.4 Reliance by Third Parties.

(a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.

(b) Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING, REPORTS AND TAXES

Section 7.1 Books and Records; Right to Audit; Fiscal Year; Reports.

(a) The Partnership shall keep, at the principal office or other offices determined by the General Partner, books of account and other Partnership records. No Limited Partner shall have the right to request any information concerning the Partnership, other than pursuant to Applicable Law, including §17-305 of the Act.

(b) The books and records of the Partnership shall be maintained in accordance with U.S. GAAP.

(c) The fiscal year of the Partnership for U.S. GAAP purposes shall be September 1 through August 31 (the “Fiscal Year”).

(d) As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Limited Partner an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(e) As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each Fiscal Year, the General Partner shall cause to be mailed or furnished to each Limited Partner a report containing unaudited financial statements of the Partnership and such other information as may be required by Applicable Law, regulation or rule, or as the General Partner determines to be necessary or appropriate.

Section 7.2 Tax Returns. The General Partner will timely prepare and file (or cause to be timely prepared and filed) appropriate federal, state and local tax returns for the Partnership. The General Partner shall determine whether the Partnership shall make any elections under the Code.

Section 7.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 7.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 5.4 in the amount of such withholding from such Partner.

Section 7.5 Partnership Bank Accounts. The General Partner may establish one or more separate bank and investment accounts and arrangements for the Partnership, which shall be maintained in the Partnership’s name with financial institutions and firms that the General Partner determines.

ARTICLE VIII

DISSOLUTION, WINDING-UP AND TERMINATION

Section 8.1 Dissolution.

(a) The Partnership shall dissolve, and (subject to Section 10.6) its affairs shall be wound up, on the first to occur of the following events (each a “Dissolution Event”):

(i) the written consent of all Partners; and

(ii) entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

(b) The Partnership shall not dissolve other than pursuant to Section 8.1(a).

(c) Each Partner covenants and agrees that it will not cause a dissolution of the Partnership, directly or indirectly, by breaching any provision of this Agreement.

Section 8.2 Winding-Up and Termination.

(a) The winding up of the Partnership shall commence on the day of the applicable Dissolution Event, but this Agreement shall not terminate until the Partnership Assets have been distributed in accordance with the terms of this Article 8. The General Partner shall act as liquidator or it may appoint one or more Partners as liquidator; provided, however, that (x) no Partner with respect to which a Bankruptcy event has occurred shall serve as (or act with any other Person as) the liquidator (the “Liquidator”) and (y) if application of the foregoing clause (x) results in there being no liquidator, then the Liquidator shall be selected by Partners holding a majority in Sharing Ratios (calculated without reference to any Partner referred to in clause (x) of this Section 8.2(a)). The Liquidator shall immediately proceed to wind up and terminate the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the Liquidator shall continue to operate the business and assets of the Partnership with all of the power and authority of the General Partner. Maintenance of property, borrowing and expenditures of Partnership funds for legitimate Partnership purposes to effectuate or facilitate the winding up or the liquidation of the Partnership affairs shall be authorized if the Liquidator, in the exercise of its business judgment, believes that the interests of the Partnership would be best served thereby, and such actions shall not be construed to involve a continuation of the Partnership. The steps to be accomplished by the Liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership Assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the Liquidator shall discharge from the Partnership’s funds all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

(iii) all remaining Partnership Assets (including cash) shall be distributed among the Partners in accordance with the ratio of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 8.2(a)(iii)) for the taxable period during which the Liquidation Date occurs.

(b) The distribution of cash or other assets to a Partner in accordance with the provisions of this Section 8.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partner Interest and all the Partnership Assets and constitutes a compromise to which all Partners have consented pursuant to Section 17-502(b) of the Act.

Section 8.3 Certificate of Cancellation. Upon completion of the distribution of Partnership Assets as provided herein, the Liquidator (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Partnership. Upon the filing of such certificate of cancellation, the existence of the Partnership shall terminate (and the Term shall end).

Section 8.4 Certain Matters Concerning a Partner.

(a) Notwithstanding any other provisions of this Agreement, the Bankruptcy of a Partner shall not cause such Partner to cease to be a Partner of the Partnership, and upon the occurrence of such an event, the business of the Partnership shall continue without dissolution.

(b) The dissolution, liquidation or termination of a Partner shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue without dissolution.

Section 8.5 Waiver of Partition. To the maximum extent permitted by Applicable Law, each Partner hereby waives any right to partition of the Partnership Assets.

Section 8.6 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the Tax Year during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE IX

MERGER, CONSOLIDATION OR CONVERSION

Section 9.1 Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article IX.

Section 9.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article IX requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust,

declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 9.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

Section 9.3 Approval by Limited Partners.

(a) Except as provided in Section 9.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 9.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Limited Partner Interests.

(c) Except as provided in Section 9.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 9.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article IX or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership into a new limited liability entity, to merge the Partnership into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article IX or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Security outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Security of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities outstanding immediately prior to the effective date of such merger or consolidation.

Section 9.4 Certificate of Merger.

(a) Upon the required approval, if any, by the General Partner and the Limited Partner of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

(b) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c) At the effective time of the certificate of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d) A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 9.5 Amendment of Partnership Agreement. Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 9.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE X

OTHER PROVISIONS

Section 10.1 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the Partners with respect to the subject matter hereof.

Section 10.2 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited partnership agreement (or otherwise by agreement of the partners of a limited partnership), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 10.3 Non-Waiver. No waiver by any Partner hereto of any one or more defaults by the other Partner in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default whether of a like kind or different nature.

Section 10.4 Severability. If any provision of this Agreement or the application thereof to any Partner or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Partners or circumstances is not affected thereby, and (b) the Partners shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Partners in substantially the same economic, business and legal position as they would have had if the original provision had been valid and enforceable.

Section 10.5 Headings; Exhibits. The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

Section 10.6 Winding Up Arrangements. All indemnity and audit rights shall survive the termination of this Agreement for the time period provided herein. All obligations provided in this Agreement shall remain in effect following the expiration or termination of this Agreement to the extent necessary to give full force and effect to the rights and obligations undertaken by the Partners.

Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement (except as provided in Section 6.4) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Partners that this Agreement shall not be construed as a third party beneficiary contract.

Section 10.8 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

Section 10.9 Amendment or Restatement. This Agreement or the Delaware Certificate may be amended only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the General Partner; provided, that this Agreement or the Delaware Certificate may not be amended without the written approval of any Partner that is adversely affected by such amendment.

Section 10.10 Dispute Resolution. The General Partner shall resolve in good faith any dispute, controversy or claim among the Partners related to this Agreement, including any dispute over the payment of indemnification pursuant to the provisions of Section 6.2, except to the extent otherwise set forth herein. Nothing herein is intended to limit the Partners from resolving informally between them any dispute, controversy or claim that may arise.

Section 10.11 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient at the address set forth in Exhibit A in person, by courier or mail or (with written confirmation of delivery) by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. By giving each other Partner notice thereof, a Partner may change its address for notices or add additional addresses for copies of notices.

Section 10.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 10.13 Waiver of Certain Rights. To the extent permitted by the Act and Applicable Law, each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership.

Section 10.14 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 10.15 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 10.16 Confidentiality.

(a) Each Partner agrees that it will not disclose to any Person or otherwise use to its benefit or to the benefit of any third party, including any Affiliate of such Partner, in any way whatsoever any Confidential Information, without the consent of the General Partner, except as may be necessary to comply with any Applicable Law, directive or procedure of any Governmental Authority. Each Partner will notify the General Partner before disclosing such information pursuant to any such Applicable Law, directive or procedure to give the General Partner the opportunity to seek a protective order. The restrictions set forth in this Section 10.16 shall not apply to information that (i) is, or after the date of this Agreement, becomes generally available to the public, other than through the wrongful act of any Person, (ii) after the date of this Agreement, is communicated to the Partner disclosing such information in a non confidential manner by a third party without any breach of this Section 10.16 or breach of any confidentiality obligations of such third party to any of the Partners or (iii) was or is already in the possession of the Person receiving such information at the time of its disclosure by the Partner disclosing such information, provided, that such Person came into possession of such information through means other than that which would constitute a breach of this Section 10.16 or a breach of the confidentiality obligations of any third party to the Partner disclosing such information. This Section 10.16 shall survive with respect to a former Partner for a period of two years after the date that such Partner ceases to be a Partner.

(b) A Partner that subsequently ceases to be a Partner shall promptly destroy (and provide a certificate of destruction to the Partnership with respect to), or return to the Partnership, all Confidential Information with respect to the Partnership in its possession.

(c) The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 10.16, the continuation of which unremedied will cause the Partnership to suffer irreparable harm. Accordingly, the Partners agree that the Partnership shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 10.16 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Effective Date.

GENERAL PARTNER:

General Partner	Energy Transfer Partners, L.L.C.,
a Delaware limited liability company

	By:	/s/ Ray C. Davis
	Name:	Ray C. Davis
	Title:	Co-Chief Executive Officer

LIMITED PARTNERS:

ETE	Energy Transfer Equity, L.P.,
a Delaware limited partnership

	By:	LE GP, LLC, its general partner

	By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President

Exhibit A

Sharing Ratios

Name and Address as of Effective Date	Sharing Ratio	Net Agreed Value of Capital Contributions	Capital Account Balances

GENERAL PARTNER:

Energy Transfer Partners, L.L.C. 2838 Woodside Drive Dallas, Texas 75204	0.01% General Partner Interest	$	$

LIMITED PARTNERS:

Energy Transfer Equity, L.P. 2828 Woodside Drive Dallas, Texas 75204	100% Class A Limited Partner Interest	$	$		*

	100% Class B Limited Partner Interest	$		$0

*	Equals current Capital Account balance for Energy Transfer Equity, L.P.

Exhibit B — Page 1

Exhibit B

The Limited Partner Interests represented by this Certificate have been acquired for investment and were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state. These interests may not be sold, pledged, hypothecated, or otherwise transferred at any time except (i) in accordance with the restrictions contained in Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P. (the “Partnership Agreement”) and (ii) pursuant to an effective registration statement under the Securities Act and any applicable state securities laws unless an exemption from registration under the Securities Act and under any applicable state securities laws is available in connection with the transfer.

Certificate Evidencing Limited Partner Interests

Representing Limited Partner Interests in

Energy Transfer Partners GP, L.P.

No.	Percent Limited Partner Interest

In accordance with Section 3.5 of the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                              (the “Holder”) is the registered owner of a      percent [Class A] [Class B] limited partner interest representing [Class A] [Class B] limited partner interests in the Partnership (the “Limited Partner Interests”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Limited Partner Interests represented by this Certificate. The rights, preferences and limitations of the Limited Partner Interests are set forth in, and this Certificate and the Limited Partner Interests represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2838 Woodside Drive, Dallas, Texas 75204.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been signed and registered by Energy Transfer Partners, L.L.C., general partner of the Partnership.

Exhibit B — Page 1

Dated:	Signed and Registered:

Energy Transfer Partners GP, L.P.

	By:	Energy Transfer Partners, L.L.C., its general partner

By:
Name:
Title:

By:
Name:
Title:

Exhibit B — Page 2